Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING Investors Trust

We consent to the use of our report dated February 27, 2007, incorporated herein by reference, on the financial statements of ING FMRSM Large Cap Growth Portfolio (formerly, ING FMRSM Earnings Growth Portfolio), and on the financial statements of ING Van Kampen Capital Growth Portfolio (formerly, ING MFS Mid Cap Growth Portfolio), a series of ING Investors Trust, and to the reference to our firm under the heading “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 11, 2008